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                                                                     EXHIBIT 5.1





June 3, 1998



ICT Group, Inc.
800 Town Center Drive
Langhorne, PA  19047

Re:  ICT Group, Inc. Form S-8 Registration Statement
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Ladies and Gentlemen:

We have acted as counsel to ICT Group, Inc., a Pennsylvania corporation (the "Company"), in connection with the registration of up to 2,020,975 shares (the "Shares") of its Common Stock, $.01 par value per share (the "Common Stock"), on a registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933, as amended (the "Act"). The Shares will be issued pursuant to the Company's 1987 Stock Option Plan, Equity Incentive Unit Plan, 1996 Equity Compensation Plan and 1996 Non-Employee Directors Plan (the "Plans").

We have examined the Registration Statement and such corporate records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

Based on the foregoing, it is our opinion that the Shares will be, when issued in accordance with the terms of the Plans, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/Morgan, Lewis & Bockius LLP